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                                                                   Exhibit 10.1

                          C.P. Baker Securities, Inc.
                           99 High Street, 7th Floor
                          Boston, Massachusetts 02110

                                                              September 7, 2006

One IP Voice, Inc.
22 Prestige Park Circle
East Hartford, CT 06108
Attention: Jean-Marc Stiegemeier

Dear Jean-Marc:

This letter agreement ("Agreement") confirms the terms and conditions pursuant to which C.P. Baker Securities, Inc. ("Baker") will act as financial advisor to One IP Voice, Inc. (variously hereinafter "OIPV," the "Company" or "you"), in connection with the proposed offering, issuance and sale by OIPV ("Offering") of debt or equity securities ("Securities") or some combination thereof in the aggregate amount ranging from $1.0MM to $3.0MM (the foregoing referred to hereinafter as the "Transaction").

      1. Engagement of Baker. The Company hereby engages Baker on an exclusive basis (exclusive only as to the Transaction) to provide the Company with such capital markets and financial advisory services in connection with the structuring of the Transaction as they may reasonably request, and as is customary, including acting as sole placement agent on a best efforts basis for the Offering. The Company acknowledges and agrees that the Baker engagement hereunder is not an agreement by Baker or any of its affiliates to underwrite, place or purchase any securities or otherwise provide any financing. To the extent that affiliates of Baker agree to participate in the Offering, such commitment or participation shall be pursuant to the terms of a separate written agreement executed by the appropriate Baker affiliate.

      2. Compensation; Retainer. As compensation for Baker's services hereunder, the Company shall pay to Baker a success fee ("Success Fee") in connection with the Transaction. The Success Fee shall be equal to: (i) cash in an amount equal to 8% of any and all of the gross proceeds of the Transaction (exclusive of cash raised from Baker affiliates, if any); and (ii) a five-year warrant (a "Warrant") to purchase such number of securities of the Company sold in the Transaction (rounded up to the nearest whole share and subject to adjustment in connection with any stock split, recapitalization or the like) as is equal to 10% of any and all of the gross proceeds of the Transaction (exclusive of cash raised from Baker affiliates, if any) divided by the price per share paid by the investors in the Transaction, with an exercise price per share equal to the price per share paid by the investors in the Transaction. The Success Fee (including any Warrants) is due Baker upon the Closing.

      3. Expenses. In addition to any other amounts which may be due to Baker hereunder, the Company agrees to reimburse Baker for all reasonable expenses (including, without limitation, reasonable fees, disbursements and other charges of legal counsel (Transaction counsel and NASD counsel) and other experts or consultants)("Expenses") incurred by Baker in connection with this Agreement and any of the transactions contemplated hereby, whether or not any Securities are offered or sold. The Company agrees to pay Baker any and all Expenses within ten days after submission by Baker of itemized
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            monthly bills to the Company. Baker shall not incur more than
            $10,000 in expenses (excluding legal fees) without the prior agreement of the Company. In addition to this Agreement, the Company is entering into a separate indemnity agreement ("Indemnity Agreement") in favor of Baker and certain affiliates, dated as of the date of this Agreement.

      4. Term and Termination. This Agreement shall commence on the date hereof and terminate ("Termination Date") on the first to occur of
            (i) the final closing of the sale of the Securities in the Transaction or (ii) a date which shall be 30 days from the date of a written termination notice from one party to this Agreement to the other. Notwithstanding any termination hereunder, the Company shall remain obligated to pay or provide to Baker the amount of any unpaid: (i) Success Fee provided for in Paragraph 2 above, (ii) Expenses under Paragraph 3 above, and (iii) indemnity pursuant to the terms of the Indemnity Agreement. Moreover, Baker shall be entitled to a fee calculated as provided in Paragraph 2 above, in respect of any Securities sold by the Company within 12 months from the Termination Date, to the extent such Securities are purchased by any person or entity introduced to the Company during the term of this Agreement.

      5. Disclosure. In connection with its engagement hereunder, Baker may assist the Company in preparing a private placement memorandum or other document to be used in connection with the Offering ("Offering Document"). The Company agrees to furnish Baker on a timely basis with all financial and other information ("Information") concerning the Company which Baker may reasonably request, for inclusion in the Offering Document or otherwise. The Company represents that (i) the Information and Offering Document will be complete and correct in all material respects and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) any and all financial statements or projections provided to Baker will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the historical financial data.

            The Company agrees that it will notify Baker promptly of: (i) any material adverse change, or development that may lead to any material adverse change in the business, properties, operations, financial condition or prospects of the Company; and (ii) any statement contained in any Offering Document or in any historical financial data provided to Baker which is not accurate or which is incomplete or misleading in any material respect. The Company acknowledges that Baker may rely, without independent verification, upon the accuracy and completeness of the Information and the Offering Document, and that Baker does not assume any responsibility therefore.

            The Company acknowledges and agrees that Baker is not and does not hold itself out to be an advisor as to legal, tax accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this Agreement. Baker shall have no responsibility or liability to the Company with respect thereto.

      6. Massachusetts Choice of Law and Venue; Waiver of Jury Trial. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the conflicts of law principles thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Massachusetts State or federal court sitting in the City of Boston, to whose jurisdiction, the Company hereby
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            irrevocably submits. The Company hereby irrevocably waives any defense or objection to the Massachusetts forum designated above. Each of Baker and the Company waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) brought for services contemplated by this Agreement.

      7. Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except in a writing executed by each of the parties hereto. This Agreement may not be assigned by the Company or Baker without prior written consent of the non-assigning party. Separate and apart from any provisions set forth in the Indemnity Agreement, the Company agrees that Baker shall have no liability to the Company (whether direct, indirect, in contract, tort or otherwise) arising out of or in connection with the transactions contemplated by this Agreement except for such losses, claims damages liabilities or expenses that may result from the gross negligence or willful misconduct of Baker.

We are pleased to accept this engagement and look forward to working with you on this assignment. To indicate your agreement to and acceptance of the terms and conditions of this Agreement, please sign and return to me the enclosed duplicate copy of this letter.

                                        Very truly yours,

                                        C.P. Baker Securities, Inc.


                                        By: __________________________
                                            Name: Christopher P. Baker
                                            Its: President

Accepted and agreed to as of the first date written above:

One IP Voice, Inc.


By: _____________________________
    Name:  Jean-Marc Stiegemeier
    Its: Chief Executive Officer